KPMG

Consent of the Independent Registered Public Accounting Firm

The Board of Directors
GuruNet Corporation

We consent to the use of our report dated May 11, 2004, except for Note 12 as to which the date is July 13, 2004, with respect to the consolidated balance sheets of GuruNet Corporation (Formerly Atomica Corporation) and Subsidiary (A Development Stage Enterprise) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss) and cash flows for the years then ended, and the period from December 22, 1998 (inception) to December 31, 2003, incorporated herein by reference. Our report dated May 11, 2004 except for Note 12 as to which the date is July 13, 2004, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, negative cash flows from operations, and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (1st)
A member firm of KPMG International

March 8, 2005